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                                                                      EXHIBIT 23

                              Accountants' Consent

The Board of Directors
BancorpSouth, Inc.:

We consent to incorporation by reference in Registration Statement No. 2-88488 of BancorpSouth, Inc. on Form S-8 of our report dated June 18, 2001, relating to the statements of net assets available for benefits of BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan as of December 31, 2000, and 1999 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2000, Annual Report on Form 11-K of BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan.



                                       /s/ KPMG LLP


Memphis, Tennessee
June 28, 2001